Exhibit 19.2

TE Connectivity plc

Policy Relating to Open Market Securities Repurchases

and Compliance with Insider Trading Securities Laws

The purpose of this policy (this “Policy”) is to help TE Connectivity plc (“TE Connectivity”) and its subsidiaries (collectively, the “Company”) comply with U.S. securities laws, rules and regulations (collectively, “Securities Laws”) concerning insider trading matters with respect to the Company’s open market repurchase of securities previously issued by the Company.

Subject to applicable law, the board of directors of TE Connectivity (the “Board”) may from time to time authorize the Company to repurchase securities previously issued by the Company under such terms and conditions that the Board may determine (a “Repurchase Authorization”).

Subject to the terms and conditions of a Repurchase Authorization, TE Connectivity’s Chief Financial Officer (“CFO”) or the CFO’s delegate approves the execution of specific repurchases of the Company’s securities in consultation with, and subject to prior clearance from, TE Connectivity’s General Counsel or designee (“Legal”).

In general, repurchase transactions by the Company should be effected (a) when the Company is not aware of material non-public information about the Company or its securities, (b) pursuant to a contract, instruction, or plan that satisfies the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended, or (c) otherwise in compliance with Securities Laws. In order to maintain compliance with Securities Laws, the CFO or the CFO’s delegate and Legal will consult with each other, and the Company will suspend repurchase transactions as they may deem appropriate under the circumstances. Legal shall consult with such other persons as it believes appropriate, including one or more members of TE Connectivity’s disclosure committee or outside legal counsel.

TE Connectivity shall periodically review this Policy. Any amendments to this Policy must be approved by TE Connectivity’s General Counsel or its delegate.